Certificate of Establishment and Designation
      			CREDIT SUISSE OPPORTUNITY FUNDS
      		    Certificate of Designation of Series
      					for
      		Credit Suisse Strategic Income Fund

      The undersigned trustees, constituting at least a majority of the trustees of Credit Suisse Opportunity Funds, a Delaware statutory trust (the "Trust"), do hereby establish and designate pursuant to Sections 6.2 and 11.3 of the Declaration of Trust of the Trust dated May 31, 1995, as amended to date (the "Declaration"), a Series of the Trust to be known as Credit Suisse Strategic Income Fund (the "Designated Series") and three Classes of such Designated Series as follows: Class A, Class C and Class I (the "Designated Classes").

      1. 	Rights, Preferences and Characteristics.  The
Designated Series and the Designated Classes shall have the relative rights, preferences and characteristics described in the Declaration and the Trust's then currently effective registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the Designated Series and the Designated Classes. Any rights, preferences, qualifications, limitations and restrictions with respect to Series or Classes generally that are set forth in the Declaration shall apply to the Designated Series and the Designated Classes unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

      2.	Authorization of Officers.  The officers of the Trust
are authorized and directed, to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

      3.	Incorporation of Defined Terms.  Capitalized terms
which are not defined herein shall have the meaning ascribed to those terms in the Declaration.


	IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Establishment and Designation in accordance with Section 3811(a)(2) of the Act.

/s/Enrique R. Arzac
Enrique R. Arzac, as Trustee

/s/Jeffrey E. Garten
Jeffrey E. Garten, as Trustee

/s/Peter F. Krogh
Peter F. Krogh, as Trustee

/s/Steven N. Rappaport
Steven N. Rappaport, as Trustee





			SUB-ADVISORY AGREEMENT
			  August 14, 2012

		CREDIT SUISSE ASSET MANAGEMENT, LLC
		CREDIT SUISSE ASSET MANAGEMENT LIMITED

Credit Suisse Asset Management Limited
One Cabot Square
London E14 4QJ, United Kingdom

Dear Sirs:

      Credit Suisse Asset Management, LLC (the "Adviser"), a Delaware limited liability company, herewith confirms its agreement with Credit Suisse Asset Management Limited (the "Sub-Adviser"), a company incorporated in England with limited liability, as follows:

1.	Investment Description; Appointment

          The Adviser and Credit Suisse Opportunity Funds (the "Trust"), a Delaware statutory trust, have entered into an Amended and Restated Investment Advisory Agreement dated as of August __, 2012 (the "Advisory Agreement"), pursuant to which the Adviser acts as investment adviser with respect to Credit Suisse Strategic Income Fund (the "Fund"), a series of the Trust. The Advisory Agreement authorizes the Adviser to engage a sub-adviser to provide advisory services with respect to the Fund. The Adviser desires to employ and hereby appoints the Sub-Adviser to act as its sub-adviser upon the terms set forth in this Agreement. The Sub-Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation provided for herein.

2.	Services as Sub-Adviser

         The Sub-Adviser will provide investment advisory and portfolio management advice to all or that portion of the Fund's assets designated by the Adviser from time to time (the "Assets").
The Adviser will inform the Sub-Adviser, on a monthly basis, of any changes to the amount of Assets. Subject to the supervision and direction of the Board of Trustees of the Trust and the Adviser, the Sub-Adviser will (a) act in strict conformity with the Trust's Agreement and Declaration of Trust, the Investment Company Act of
1940 (the "1940 Act") and the Investment Advisers Act of 1940
(the "Advisers Act"), as the same may from time to time be amended,
(b) manage the Assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus(es) and Statement(s) of Additional Information (the "Prospectus" and "SAI," respectively) and investment parameters provided by the Adviser in writing from time to time, (c) make investment decisions for the Fund with respect to the Assets, (d) place purchase and sale orders for securities on behalf of the Fund with respect to the Assets, and (e) exercise voting rights in respect of the Assets for the Fund. In providing those services, the Sub-Adviser will provide investment research and supervision of the Assets and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Assets. In addition, the Sub-Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

         Copies of the Prospectus and SAI have been or will be submitted to the Sub-Adviser. The Adviser agrees to promptly provide the Sub-Adviser with copies of all amendments to the Prospectus and SAI on an ongoing basis. The Adviser will incorporate the Fund into its monitoring program and provide quarterly reports to the Sub-Adviser relating to surveillance and investment guideline monitoring. Additionally the Adviser will provide a monthly report to the Sub-Adviser stating the amount of assets under management the Sub-Adviser is managing for the Fund.

         The Sub-Adviser may enter into, make and perform such contracts, agreements and other undertakings as may be required to give effect to the powers delegated herein].

         The Sub-Adviser will not have custody over the Assets at any time. For the avoidance of doubt the Sub-Adviser shall not hold client assets (including client money) as defined by the Financial Services Authority ("FSA"). The Fund's custodian is not an agent selected by the Sub-Adviser and the Sub-Adviser does not accept any liability for any default by the Fund's custodian and is not bound to supervise the Fund's custodian. The Adviser shall instruct the Fund's custodian to provide the Sub-Adviser with such details of the Assets as the Sub-Adviser may require.

3.	Brokerage
         In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Sub-Adviser will use its best efforts to seek the best overall terms available in accordance with the Credit Suisse Global and UK Best Execution Policies (the "Best Execution Policies") and all applicable laws and regulations, including the requirements of the FSA. By entering into this agreement the Adviser confirms its acceptance of the Best Execution Policies in its own right and on behalf of its clients. If there are any changes to the Best
Execution Policies, revised details will be posted on the Sub-Adviser's website (https://www.credit-suisse.com/asset_management/ downloads/marketing/order_execution_policy.pdf) and, if the Adviser continues to use the Sub-Adviser's services after that period, it will be deemed to have consented to the change of policy. Where such a change to the Best Execution Policy is a material change, the Sub- Adviser shall notify the Adviser in writing prior to the change being effected. To the extent that the Adviser provides the Sub- Adviser with a specific instruction in relation to an order or any part of an order including selecting to execute on a particular venue, in following the Adviser's instructions the Sub-Adviser will be deemed to have taken all reasonable steps to provide the best possible result in respect of that order or aspect of the order. By entering into this Agreement, the Adviser expressly consents to the Sub-Adviser executing orders outside a regulated market or multi-lateral trading facility (as those terms are defined in the FSA Rules). In assessing the best overall terms available for any portfolio transaction, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Sub-Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Sub-Adviser or an affiliate exercises investment discretion.

         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as of other investment advisory clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by the Credit Suisse Global Allocation Policy applicable laws and regulations, including the requirements of the FSA, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable, in the judgment of the Sub-Adviser, in the exercise of its fiduciary obligations to the Fund and to such other clients, and in accordance with the Credit Suisse Global Allocation Policy. The Sub-Adviser shall provide to the Adviser and the Fund all information reasonably requested by the Adviser and the Fund relating to the decisions made by the Sub-Adviser regarding allocation of securities purchased or sold, as well as the expenses incurred in a transaction, among the Fund and the Sub-Adviser's other investment advisory clients.

4.	Information Provided to the Fund
         The Sub-Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

5.	Standard of Care

         The Sub-Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Adviser or the Fund to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

         In consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-Adviser an annual fee calculated at an annual rate of [0.15]% of the Fund's average daily net assets. Such fee shall be calculated and payable monthly.

         The fee for the period from the date of this Agreement to the end of the year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

7.	Expenses
         The Sub-Adviser will bear all expenses in connection with the performance of its services under this Agreement.

8.	Services to Other Companies or Accounts
         It is understood that the services of the Sub-Adviser are not exclusive and that the Sub-Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. In some cases this procedure may adversely affect the
size of the position obtainable for the Fund.   In addition, it is
understood that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Sub-Adviser to perform its services under this Agreement.

9.	Term of Agreement

         This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Trustees of the Trust or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, by the Board of Trustees of the Trust or by vote of holders of a majority of the Fund's shares on 60 days' written notice to the Adviser and the Sub-Adviser, by the Adviser on 90 days' written notice to the Fund and the Sub-Adviser, and by the Sub-Adviser on 90 days' written notice to the Fund and the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in 1940 Act) by any party hereto.

10.	Customer Status

         Under the rules of the FSA (the "FSA Rules"), customers must be placed in specific categories which are dictated by different considerations including the nature and financial description of the customer, the experience of the customer in certain investments and other factors. On the basis of the information which the Adviser has given, each of the Adviser and the Fund shall be treated as a "Professional Client" (as defined in the FSA Rules) in relation to the services to be provided in accordance with this Agreement. Each of the Adviser and the Fund has the right to request to be treated as a "Retail Client" (as defined in the FSA Rules). If the Sub-Adviser agrees, at its sole discretion, to categorize the Adviser or the Fund as a Retail Client, the Adviser or the Fund, as the case may be, would benefit from the higher level of protection that is afforded to such type of client under the regulatory system of the United Kingdom.

11.	Miscellaneous
         a)	This Agreement shall be governed by, and construed
in accordance with, the laws of the State of New York in the United States, including choice of law principles; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or any applicable rules, regulations or orders of the Securities and Exchange Commission.

         b)	The captions of this Agreement are included for
convenience only and in no way define or limit any of the provisions herein or otherwise affect their construction or effect.

         c)	If any provision of this Agreement shall be held
or made invalid by a court decision, by statute or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         d)	Nothing herein shall be construed to make the
Sub-Adviser an agent of the Advisor.

         e)	This Agreement may be executed in counterparts,
with the same effect as if the signatures were upon the same instrument.


	Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.



				Very truly yours,
                                CREDIT SUISSE ASSET MANAGEMENT, LLC

                                By: /s/John G. Popp
				Name: John G. Popp
				Title: Managing Director



Accepted:

CREDIT SUISSE ASSET MANAGEMENT LIMITED


By: /s/Andrew H. Marshak		By: /s/Robert Brazier
Name: Andrew H. Marshak			Name: Robert Brazier
Title: Managing Director		Title: Vice President Legal